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                                                                    EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AGREEMENT by and between W-H Energy Services, Inc., a Texas corporation ("W-H"), and Kenneth T. White, Jr. of Sugar Land, Texas ("Employee").

         IT IS HEREBY AGREED:

         1.       Employment.
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                  a.       For a term commencing effective as of March 29, 1999,
                           and extending to March 29, 2002, unless sooner terminated as hereinafter provided, W-H agrees to retain Employee in its employ, and Employee agrees to remain in the employ of W-H, as Chairman of the Board, President and Chief Executive Officer of W-H. Employee will carry out his duties as Chairman of the Board, President and Chief Executive Officer of W-H and all its divisions and subsidiaries, subject to the direction of W-H's Board of Directors (the "Board"). For as long as Employee is employed as Chairman of the Board, President and Chief Executive Officer of W-H, he will devote his full productive time, energy and ability to his duties, except for incidental attention to the management of his personal investments. Employee shall be allowed to serve on the Board of Directors of other companies or organizations so long as such participation does not conflict with the interests or business of W-H or require such involvement as to interfere with the performance of Employee's duties hereunder which shall be at the sole determination of the Board.

                  b. If W-H completes a public offering of its common stock or completes a merger or other business combination with a third party in which there is a change in control (i.e. more than a 50% change in stock ownership and board control) or any other corporate transaction giving rise to acceleration of the option for 27,300 shares granted to Employee as of March 29, 1999 prior to March 29, 2002, then the term of this Agreement shall at the option of W-H be extended for a new term of three (3) years from the effective date of such event and Employee will provide the services described on Section 1(a).

         2. Base Compensation The base compensation to be paid to Employee for his services under this Agreement shall be $250,000 per year, payable in accordance with the normal payroll practices of W-H commencing March 29, 1999 and shall increase to $300,000 per year commencing March 29, 2000.

         3. Incentive Compensation. Employee shall be entitled to receive incentive compensation up to a maximum of 100% of his base compensation each year as shall be determined in the sole discretion of the Board of Directors of W-H.


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         4.       Fringe Benefits. W-H shall furnish Employee with all of the fringe benefits made available by W-H to the executive officers of W-H and its subsidiaries, recognizing that such fringe benefits may be changed from time to time. In addition, W-H will provide Employee with an automobile or automobile allowance approved by the Board of Directors. W-H further agrees to provide Employee the maximum insurance coverage available under the life, accident and health insurance programs of W-H now in effect or as amended in the future.

         5. Death or Permanent Disability. In the event of Employees's death or permanent disability, which disability in the opinion of a physician selected by W-H renders him incapable of performing the services contemplated under this Agreement, in addition to the other provisions of this Agreement, the following provisions shall apply:

                  a. W-H shall pay to Employee or the estate of Employee the base compensation which would otherwise be payable to Employee hereunder for a period of six (6) months after such permanent disability or death occurs.

                  b.       The benefits provided for in paragraph (a) of this
                           Section 5 may, at Employee's selection, be paid to his designated beneficiary or beneficiaries in lieu of his personal representative.

                  c. Employee shall be entitled to all long-term disability pay and death benefit protection provided through W-H insurance programs in effect from time to time.

         6. Involuntary Termination. If W-H terminates Employee's employment hereunder without Employee's consent, Employee shall be entitled to receive only his base compensation provided in Section 2 hereof for a period of twenty-four months from the date of termination.

         7.       Termination Voluntary or for Cause.

                           Voluntary: In the event Employee voluntarily
                  terminates his employment hereunder he shall be entitled to receive only his base compensation due on a pro rata basis to the date of termination.

                           Termination for Cause:  Any of the following events
                  shall be considered as cause for the immediate termination of this Agreement by W-H;

                           a. Willful breach by Employee of any of his duties hereunder resulting in materially adverse consequences to W-H;





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                           b.       Misappropriation of funds or property of W-H
                                    or any of its Subsidiaries; and

                           c. Conduct on the part of Employee which would be materially adverse to the interest of W-H or any part of its Subsidiaries.

                           In the event of the termination of his employment for
                  cause, Employee shall be entitled to receive only his base compensation due on a pro rata basis to the date of termination.

         8. Assets Owned by Employee. Employee owns all of the furniture in his office, his secretary's office, the W-H conference room and certain other office equipment including file cabinets and a computer which Employee shall be allowed to remove and/or retain possession of in the event of his termination for any reason.

         9. Noncompetition. Employee will not, during the term of this Agreement and for a period of two (2) years after his voluntary termination of this Agreement, engage, directly or indirectly, in any type of business in which W-H or any Subsidiary is actively engaged in the state of State and Louisiana, or in owning, managing, operating, controlling or being employed by or participating in the management, ownership, operation or control of, or be connected in any manner with, any business in the states of Texas or Louisiana of the type and character engaged in by W-H or any Subsidiary, except that Employee may hold up to 2% of the outstanding shares of any publicly held company engaged in such competitive activities.

         10. Termination of Previous Agreement. This Agreement supersedes the Amended and Restated Employment Agreement dated August 11, 1997 which is hereby terminated.

         11. Successor Companies. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of W-H whether by merger, sale of assets or otherwise.

         IN WITNESS WHEREOF, the parties have caused these presents to be executed effective as of the 27th day of March, 1999.

                                              W-H ENERGY SERVICES, INC.


                                              By:
                                                 -------------------------------
                                                          Vice President


                                              ----------------------------------
                                              Kenneth T. White, Jr.



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